Exhibit 3.1
Certificate of Incorporation
Enviroclens Inc.
under Section 402 of the Business Corporation Law

The undersigned hereby submits this Certificate of Incorporation for the purpose of forming a business corporation.

1.           The name of this New York corporation is
Enviroclens Inc.

2.           The purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Section 402 of the Business Corporation Law. The Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without consent or approval first being obtained.

3.           The county within New York in which the office of the Corporation is to be located is New York County.

4.           The Corporation shall have the authority to issue 50,000,000 shares of common stock, par value $0.001 per share.

5.           The Secretary of State is designated as agent of the Corporation upon whom process against the Corporation may be served. Any service of process against the Corporation served on the Secretary of State shall be mailed to the Corporation at the following address:

440 9th Avenue, 5th Floor
New York, NY 10001

6.           The directors shall be protected from personal liability to the fullest extent permitted by law.

7.           The registered agent in New York upon whom process against the Corporation may be served is:

National Registered Agents, Inc.
440 9th Avenue, 5th Floor
New York, NY 10001

IN WITNESS WHEREOF, this Certificate has been subscribed on September 7, 1999 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Greg K. Kuroda
Greg K. Kuroda, Incorporator
941 Fourth Street #200
Miami Beach FL 33139